BODISEN BIOTECH ANTICIPATES NOTICE OF DELISTING FROM THE
AMEX, ANNOUNCES THAT IT WILL DELAY THE FILING OF ITS ANNUAL
REPORT ON FORM 10-K AND PROVIDES UPDATED INFORMATION
REGARDING STOCK OWNERSHIP

Shaanxi, China — March 20, 2007 - Bodisen Biotech, Inc. (the “Company”) (AMEX:BBC, London AIM:BODI, website: www.bodisen.com) today is providing information regarding the Company’s anticipated delisting from the American Stock Exchange (the “Amex”), the Company’s delayed filing of its Annual Report on Form 10-K for the fiscal year ended December 21, 2006, information regarding a potential Company liability and updated information regarding the share ownership of Qiong Wang and Bo Chen, the company's prior and current chief executive officers.

Bodisen Anticipates Notice of Delisting

As previously disclosed, on November 6, 2006 the Company received notice from the Amex indicating that the Company was below certain of the Exchange's continued listing standards, specifically alleging that the Company had failed to comply with Sections 132(a), 132(e) and 403 of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Amex. On November 21, 2006, the Company timely submitted such a plan to the Amex, and the Company provided the Amex with subsequent updates. On January 4, 2007, the Company received a letter from the Amex indicating that the Amex determined that the Company had made a reasonable demonstration of its ability to regain compliance with the continued listing standards by the end of the plan period. The Amex determined that the plan period will end no later than the timely filing of the Company’s Form 10-K for the period ended December 31, 2006, or April 17, 2007. Accordingly, the Company’s securities continued to be listed on the Amex during this period pursuant to an extension.

Under the specific terms of the plan, the Company was required to provide certain information to the Amex through periodic updates. The Company has been unable to provide all such definitive information to the Amex within the applicable time period. Accordingly, the Company expects to soon receive formal notice from the Amex indicating the Amex’s intent to strike the Company’s common stock from listing on the Amex by filing a delisting application with the Securities and Exchange Commission. The Company will report the details of such notice if and when it is received.

The Company’s failure to file its Annual Report on Form 10-K with the Securities and Exchange Commission when due could serve as an additional basis for Amex to commence delisting proceedings. As discussed further below, the Company has delayed the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Bodisen Becomes an Accelerated Filer

The Company has determined that it ceased being a small business issuer in 2006, and under applicable Securities and Exchange Commission regulations, is deemed an accelerated filer. Accordingly, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 became due on March 16, 2007.

Bodisen Delays Filing Annual Report on Form 10-K

The Company intends to delay filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Accordingly, as of 5:31 p.m. Eastern time on March 16, 2007, Bodisen no longer met the "current public information" requirements of subsection (c) of Rule 144 under the Securities Act of 1933, as amended. The Company is working to complete its Annual Report as soon as possible, but cannot at this time predict when it will file the Annual Report for the fiscal year ended December 31, 2006.

Bodisen Updates Information Regarding Stock Ownership

As part of its previously announced internal review, the Company is providing updated information regarding the share ownership of Qiong Wang and Bo Chen, its prior and current chief executive officers, as well as information regarding claims that third parties may have that they are entitled to stock in the Company. The Company has not determined whether or not the updated information impacts the Company's capitalization or creates a previously unstated Company liability.

In September 2005, Qiong Wang and Bo Chen made stock transfers to individuals identified as their children.  The Company also understands that the children made substantial stock transfers shortly thereafter to persons residing in the People’s Republic of China on whose behalf the shares were held by Ms. Wang, Mr. Chen and the children.

The Company understands that some or all of the 19 stockholders of Bodisen International, Inc. (which, prior to the “reverse merger”, was the parent of what now is the Company’s principal operating subsidiary) who received stock in the “reverse merger” held at least a portion of such shares on behalf of additional persons residing in China, with respect to which transfers have not yet been made. The exact nature and extent of these interests are not yet known, including whether they support claims against individual stockholders or, in contrast, claims against the Company. As a result, at this time, the Company cannot eliminate the possibility that, to the extent such interests exist and support claims against the Company, they would constitute a material liability or materially impact the capitalization of the Company.

As a result of the reverse merger and after giving effect to the 3-for-1 stock dividend paid in 2004, these 19 stockholders originally held of record 12,000,000 shares of the Company’s common stock, of which Ms. Wang was the record holder of 3,748,780 shares and Mr. Chen was the record holder of 3,584,096 shares. According to the records of the Company’s transfer agent, Qiong Wang currently is record holder of 720,000 shares of the Company’s common stock and Bo Chen currently is record holder of 690,000 shares of the Company’s common stock. According to the records of the Company's transfer agent, the children of Qiong Wang and Bo Chen currently together hold 2,639 shares.

The Company intends to provide additional information and make appropriate SEC filings regarding the equity interests and the holdings of Qiong Wang and Bo Chen and such third party claims once the Company and its advisors complete their review of the Company’s internal records and any relevant documents.

About Bodisen Biotech, Inc.

Bodisen Biotech Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. The Company is headquartered in Shaanxi province and is a Delaware corporation. The Company's environmentally friendly “green” products have been proven to improve soil and plant quality, and increase crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties, and the outcome of events may differ materially from those described in the forward-looking statements, including but not limited to the Company’s ability to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Investor Relations:
info@bodisen.com